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                                                                    Exhibit 99.4


        Oglebay Norton Company Raises $75 Million in Private Transaction

     Existing Bank Group Extends Maturity on Senior Secured Credit Facility

    CLEVELAND, OHIO -- Oct. 25, 2002 -- Oglebay Norton Company (Nasdaq: OGLE) today announced it has executed $75 million in senior secured notes in a private transaction. In conjunction with the secured notes transaction, the company has entered into an agreement with its existing bank group to extend the maturity on the company's senior secured credit facility until October of 2004.

    John N. Lauer, Oglebay Norton Chairman and Chief Executive Officer, said, "We are pleased to announce the successful execution of a $75 million senior secured notes financing. This transaction allows us to reduce the amount of our bank facility and extend its terms. We believe this transaction has stabilized our capital structure and allows our management team to focus on executing our integrated strategy over the next couple years. We intend to continue to place emphasis on improving operating fundamentals and controlling costs in order to increase cash flows and improve our profitability."

    Julie A. Boland, Vice President, Treasurer and Chief Financial Officer, added, "We are very pleased to have been able to execute the notes transaction with a group of top-tier investors while at the same time working hand-in-hand with our existing bank group to extend our senior credit facility.

    "We now have the time and financial flexibility to continue to improve our operating performance, pay down debt and explore other financing alternatives at a future time when market and economic conditions are more favorable," Boland concluded.

    The $75 million senior secured notes mature in October 2008, with scheduled amortization in 2007 and 2008 (50% of original principal in each year). Interest on the notes includes a 13% per annum cash payment, payable quarterly, and a 5% per annum payment-in-kind.

    Oglebay Norton Company, a Cleveland, Ohio-based company, provides essential minerals and aggregates to a broad range of markets, from building materials and home improvement to the environmental, energy and metallurgical industries. Building on a 149-year heritage, our vision is to become the best company in the industrial minerals industry. The company's website is located at http://www.oglebaynorton.com.

    Mr. Lauer will host a conference call at 2:00 p.m. Eastern Time on Monday, October 28, 2002 which will be webcast live in listen only mode via the Oglebay Norton Company website. It also will be available for replay starting at 4:00 p.m. Eastern Time, Monday, October 28, 2002 until 8:00 p.m. Eastern Time, Monday, November 11, 2002 on the website and via MCI WorldCom conferencing services. To access the live or taped webcast, go to the Oglebay Norton Company website at http://www.oglebaynorton.com and click the conference call button on the investor relations home page. To access the replay via telephone, dial 1-800-945-7832. The access code is: LAUER.

    Certain statements contained in this release are "forward-looking" in that they reflect management's expectations and beliefs regarding the future performance of the Company and its operating segments. Forward-looking statements are necessarily subject to risks, uncertainties and other factors, many of which are outside the control of the Company, which could cause actual results to differ materially from such statements. Weather, particularly in the Great Lakes region, water levels, energy, fuel and oil prices, steel production, changes in the demand for the company's products due to changes in technology, Great Lakes and Mid-Atlantic construction activity, the California

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economy and population growth rates in the Southwestern United States, the outcome of negotiations of labor agreements, the loss or bankruptcy of major customers or insurers, changes in environmental law, and changes in asbestos or silica product liability litigation filed in the United States and determinations by a court or jury against the Company's interest all can impact revenues and earnings. Some of our customers have filed for reorganization under Chapter 11 of the U.S. Bankruptcy Code. We do not expect that these reorganizations will have a material impact on the company's financial condition, although, depending on the outcome, there may be an impact on the company's earnings in the near-term. Please refer to the Company's current and subsequent SEC filings under the Securities and Exchange Act of 1934, as amended, for further information.